Exhibit 99.1

GC China Turbine Q2010 (Qtr End 6/30/2010) Earnings Call and Corporate Update Transcript

Operator

Good day morning everyone, and welcome to GC China’s Second Quarter Conference Call. This call is being recorded. All participants will be in a listen-only mode until we reach the question and answer session.

With us on the call this morning are GC China’s Chairman Mr. Hou Tiexin, Mr. Marcus Laun, Director and the host of the call, and Todd Pitcher, investor relations representative of Aspire Clean Tech Communications, an affiliate of Hayden Communications, International.

For opening remarks, I would like to turn the call over to Mr. Todd Pitcher. Please go ahead sir.

Todd Pitcher

Thanks, and welcome to the call. Before we begin, please note that various remarks management may make on this conference call about GC China Turbine’s future expectations, plans and prospects constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by such forward-looking statements, as a result of various important factors, including those discussed in the Risk Factors section of our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is filed with the SEC. These forward looking statements represent the company’s expectations only as of today and should not be relied upon as representing the company’s views as of any subsequent date. While GC China Turbines anticipates that the subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements.

All of our SEC filings can be accessed from the Investors’ page of our website at www.gcchinaturbine.com

And now, I’ll turn the call over to Marcus.

Marcus Laun

Thanks Todd, and good morning everyone. We’ve had a strong first half in fiscal year 2010 and I look forward to filling you in on all of the details. I would like to mention to those who are new to the story, the company commercialized its wind turbines toward the end of last year so you won’t see any revenues in the corresponding year ago periods.

From a financial perspective, our second quarter was solid. We generated $11 million in revenues and increased the orders which are under execution to a new record level approaching $70 million (tax incl). This provides us with visibility and a strong platform for profitable growth going forward. We delivered gross margins of 25.2% and pre-tax operating income margins of 18.1%, net profit margin of 14.7% and net income was $1.6 million. We believe with higher volumes we will see margins improve.

As a result of a strong first half and demand for our products in the markets we are serving, we are making efforts according to the plan in order to meet the $12.5 million net income goal which we promised during our last capital raise, although there are certain difficulties and risks existing, we still confident sparing no efforts to realize the said goal. We estimate revenues of at least $58 million (tax excl) for 2010. I will go over the financial details in a few moments.

First, I will speak to the key factors that are driving our expectations for financial results. Spending in the end markets we serve remains strong and we believe this will continue over the next several years. In addition, demand for our products is increasing as the market is becoming more aware of the advantages of our technology from a cost perspective and the performance characteristics. We are executing to plan and expect to continue ramping the business into 2011 as we launch our new product line. Our cash on hand and cash equivalents has increased to $12.4 million from $3.8 million at December 31, 2009 enabling us to execute on current orders and to accelerate our near- and long-term profitable growth. Working capital on June 30 was $23 million and with $29 million in accounts receivable we expect a strong collection quarter during Q3, which will provide incremental capital to build new units. The Company has obtained 60 million RMB bank loan for working capital and another 30 million RMB performance security, and will seek from local bank and other financial institutions for larger amounted and diversified financial supports to help accommodate the large anticipated ramp in new orders as we look forward.

Asia’s wind market continues to grow, driven primarily by China. According to the Global Wind Energy Council, China was the largest turbine market in 2009, more than doubling its wind farm capacity from 12.2 GW in 2008 to 25.8 GW, adding a 13.8 GW of capacity, and just passing Germany to become the world’s number two in total installed capacity, behind the US.

Driving this growth are factors including the need for more electricity in China, the need for greater energy independence and the goal of increased job creation, as well as China’s targets for emissions reduction. Recently, China’s National Energy Administration said that it will spend up to $740 billion over the next decade to develop and deploy clean energy solutions in the country. Its intents to double the percentage of power it gets from non-hydro renewable by 15% by 2020. Wind power will be a central theme in the achievement of that goal.

Some of you on the call are more familiar with how China works over others. The Central, municipal and local governments play a large role in passing policy and ensuring that this policy is carried forward to meet the near term and 5-year Plan objectives. We believe actions speak louder than words and the shear size of the spend by Chinese Utility companies, which are State Owned Enterprises, on Wind Power shows that this plan is in fact playing out.

We believe that GC China Turbine is well-positioned to benefit from these trends and we have begun to capitalize on this growth opportunity, as demonstrated in our financial results. At present, the 100 plus turbines we expect to build and ship this year come from 2 key customers, Guoneng Fengshen New Energy Technology Co. and the subordinate of Guodian Group - Tianhe Wind Power Development Co., Ltd.  These are very large companies with the ability to generate multiple and larger re-orders. We are late state discussions with 2 new customers and initially plan to begin selling our larger units in Europe by next year.

Our customers are multi-billion organizations and thus the receivables are of the highest quality. I want to provide some background on our current 2 customers:

Tianhe Wind Power, the subordinate of Guodian Group

On June 28, we announced that we have been selected by Tianhe Wind Power Development Co., Ltd which is a project company under the Guodian Group to supply fifty wind turbines to the China Guodian Inner Mongolia Xilinguolemeng Tianhe Wind Farm for its 49.3MW Phase 1 stage. The contract is valued at approximately $34 million (tax incl) with all units to be delivered and connected to the grid as well as completes the final testing before the end of this year. During the first half of 2010, twenty have been delivered for such contract.

It is worth noting that China Guodian is one of China's five-largest power generation groups with 110,000 employees located across 16 regions and provinces, 13 large subsidiaries, 2 scientific research institutes and nearly 200 primary power generation enterprises; it has 4 domestic A-share listed companies and a Hong Kong H-share listed company within the organization.

It has a total electrical installation generation capacity of 82,030,000kW (8.3GW), of which 5,345,200kW (5.3GW) is dedicated for wind power thereby accounting for 6.52% of the noted capacity ranking the company as fifth in the world and first in Asia. As of the end of December 2009, the total assets of China Guodian reached $61.6 billion.

This is a great endorsement for our company and we are focused on executing flawlessly on this order. We hope to have a long lasting and more comprehensive relationship in the future.

Guaneng Fengshen

In April we announced initial shipment of twenty 1MW wind turbines out of a total order for fifty turbines to be implemented in the 200 MW Yongmao wind farm project in Baicheng, Jilin Province, on behalf of Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd. All fifty units are to be shipped and connected to the grid this year. Through the end of the first half of 2010, twenty have been produced and shipped for such order.

In addition, the agreement conditionally calls for GC Turbine to be the single source supplier. As a result, if the project is completed and all orders met, the anticipated order of two hundred units of 1.0MW 2-blade wind turbines is projected to result in sales to GC China in excess of US$146 million.

Guoneng Fengshen is a high-tech joint-stock enterprise specializing in wind farm projects investments and operation.  The enterprise holds an agreement with the People's Government of Taonan of Jilin Province for the development of 500 megawatts of wind farms in Yongmao, Taonan. Currently, 200MW of the project has been established under the auspices of the Jilin Provincial Government. 50MW out of the aforementioned 200MW has obtained construction approval from the Jilin Provincial Development and Reform Commission. An additional 50MW has entered into the approvals process with the Jilin Provincial Gird Connection System and we expect approval by the first half of next year.

Our Technology

In term of design, our core product is the 2-bladed wind turbine, with soft technology which offers significant advantages over 3-blade turbines, reducing vibration and overheating, lower transportation costs and improved service life and utilization rates as well as lowering the costs of manufacturing, installation and maintenance. We believe our approach offers tremendous opportunities for large scale wind farms including remote onshore and offshore installations.

We hold a license to manufacture a groundbreaking technology which meets rigorous requirements for low-cost and high reliability. The technology was developed through a 10 year European research project costing over US$75 million.

In order to sustain our low-cost advantage, we continue to actively seek and identify domestic suppliers of all key components making us 100% Chinese-content. Our initial product is a 1MW utility scale turbine, and we have designs for a 2.5MW and 3MW utility scale turbine in development. We are developing a track record and brand-awareness through the execution of our initial sales contracts.

We will continue to capitalize on opportunities in the market with installations where light weight and easy installation of our 2-bladed wind turbine offers advantages over our competition. We believe we are well positioned with inland wind farms which have less resources and mountainous terrain, as well as in offshore installations which are more technically difficult and where the simplicity of a 2-blade turbine has obvious appeal.

To walk you through our model - at the time a purchase order is signed we receive a 10% deposit. We receive 20% of the purchase price at the time construction commences, 30% when construction is completed, 30% after installation and testing is completed with a 10% warrant holdback for a period of a year. On average from the time we take an order until the time ship the order it takes about 8 months. We are able to produce 10 units per week when operating at full capacity which includes 2 shifts.  This equates to a blended DSO average of approximately 11 months.

In terms of the economics of our business, our current production capacity is 480 units of 1.0MW turbines per year. Due to the limited working capital, the current production capacity has not been fully operated. At an average tax included selling price of $670,000 or tax excluded selling price of $570,000 per 1MW turbine this represents a revenue run rate of $273 million (tax excl).  The largest component of our cost of sales is raw materials, representing about 68%. We expect that as manufacturing capacity for these raw materials increases, and as our sales and production volumes ramp, we will be able to negotiate better prices and drive down costs of production per unit.

We are currently adding new capacity and expect to have this completed by November. To date, we have invested approximately $3.7 (25million RMB) in this production ramp and expect to have invested a total of $6 million by completion. In addition to providing incremental capacity for 1MW units, the new production area will enable us to produce 2.5MW and 3MW units, which carry an average selling price of approximately three times our 1MW turbines. We feel that our entrance into the 2.5MW and 3MW market will expand our ability to compete in the wind power market both in China and Europe. We expect to sign orders and begin shipments of these larger turbines by the second half of 2011. The strategic alliance we announced in April with a European renewable energy partner is focused initially on securing business in Poland, but we expect to expand this across other areas of Europe. We see this as being another growth conduit to complement our efforts in China during the next several years.

This new capacity will enable us to increase production capacity by approximately 200 units of 2.5MW of wind turbines annually equating to approximately $285 million in revenue. The actual amount will depend on product mix as the larger turbines sell for more.  The market is clearly large enough and growing to support full capacity utilization, which will be governed by our ability to get purchase agreements signed.

Financial Review

Now, let me turn to a financial review. We had another strong quarter in Q2, for the three months ended June30. Revenues were approximately $11 million, compared to no revenues for the same period last year. We started mass production based on orders from our customers during the second half of 2009 and sold 20 turbines during the quarter. Gross profit for the quarter was $2.7 million, and gross margin were 25.2%.

R&D expenses were just shy of $200 thousand, compared to $16 thousand for the second quarter of fiscal 2009. The increase was primarily due to increased R&D activities associated with the 2.5MW and 3MW wind turbine during the quarter.

SG&A expenses for the second quarter were about $600 thousand, compared to $250 thousand for the same period last year. These expenses have increase as a consequence of our increased efforts to develop the business. We have a strong core management with significant depth and experience in the wind power and energy industry, led by Chairman, Hou Tiexin.

We are in the process of interviewing CFO candidates at present and intend to have a bilingual team member hired before the end of the year. Our independent public accounting firm is Deloitte and our SEC legal representative is Greenburg & Traurig. We believe having top notch professionals in place provides the proper foundation so we can grow to the next level as a public company.

Sales for the six months ended June 30, 2010 were approximately $23 million, compared to no revenues for the same period last year. We sold 40 turbines during the first half of 2010. Gross profit was $5.7 million, and gross margin was 24.7%.

R&D expenses were approximately $400 thousand, compared to about $40 thousand for the first half of 2009, which were primarily attributable to development of the 2.5 and 3MW turbines. SG&A expenses increased during the first half of fiscal 2010 to approximately $1.2 million, from about $340 thousand for the same period last year.

We are pleased to have reported $3.5 million in net income for the first six months of 2010 and expect to more than double this during the second half of the year.

To expand on our balance sheet statements from earlier – Our accounts receivables consisted of billed receivables of $13.8 million and unbilled receivables of $15.3 million, totaling $29.2 million. We expect to collect approximately $14.6 million of these prior to year end.

Let me turn now to our financial forecast. Based on the strength of our second quarter and first half of 2010, and our core markets, we are guiding revenue for the fiscal year ended December 31, 2010 in a range of $58 million and $86 million, with expected net profit between $8.2 million and $12.5 million. Certainly, we will spare no efforts to achieve the net profit of $12.5 which we promised during last financing. With 60 million shares outstanding as of June 30, this would equate to approximately between $.13 and $.21 in EPS.

This means for the second half of the year we expect to show sequential growth with revenues between $35 million and $63 million, net profit is between $4.7 million and $9 million.

We plan to be on the road meeting investors this fall and if you would like to schedule a time to have a call with management or to me us please call Todd Pitcher of HC International.

With that, we will open the call to questions.